Exhibit 10.4(i)
Option #
MYLAN INC.
2003 LONG-TERM INCENTIVE PLAN
STOCK OPTION AGREEMENT

__________ (the “Optionee”) is granted, effective as of the grant date, options (the “Options”) to purchase shares of Common Stock ("Common Stock" or "Shares") of Mylan Inc. (the "Option Shares") pursuant to the 2003 Long-Term Incentive Plan, as amended to date (the “Plan”) of Mylan Inc. (the "Corporation"). The Options are subject to the terms and conditions set forth below and in the Plan, which is a part of this Stock Option Agreement (the “Agreement”). To the extent that there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any term not defined herein shall have the meaning assigned to such term in the Plan.

1.    Exercise Price: $_______ per Option Share.

2.    Number of Option Shares: _________
3.    Type of Option: ____________

4.	Vesting: The Options granted hereunder will become vested in accordance with the vesting schedule, subject to the terms of the Plan and this Notice.

5.	Exercise of Option: Options may be exercised in accordance with the rules contained in Article VI, Section 6.04 Option Exercise Procedures, of the Plan.

6.
Expiration Date: Subject to earlier termination upon the occurrence of certain events related to the termination of the Optionee’s employment as provided in Section 6.03(e) of the Plan, the Options granted hereunder shall expire at 12:01 a.m. Eastern Standard Time on the tenth (10th) annual anniversary of the grant date, unless earlier exercised. This agreement does not constitute an employment contract.

7.
Change in Control: Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control (as defined in the Plan), any unvested Options granted pursuant to this Agreement shall vest as follows:

a)
With respect to each unvested Option that is assumed or substituted in connection with a Change in Control, in the event of a termination of the Optionee's employment or service during the 24-month period following such Change in Control (i) without Cause or (ii) by the Optionee for Good Reason, such Option shall become fully vested and exercisable as of such termination of employment. Cause and Good Reason shall have the meanings assigned to such terms in the Mylan Inc. Severance Plan (or any successor plan), unless the Optionee is entitled to severance benefits under a Transition and Succession Agreement or an Employment Agreement, in which case the definitions in such agreement, if any, shall apply.

b)
For purposes of this Section 7, an Option shall be considered assumed or substituted for if, following the Change in Control, the Option remains subject to the same terms and conditions that were applicable to the Option immediately prior to the Change in Control (including vesting conditions) except as set forth in this Section 7 and except that the Option instead confers the right to receive publicly traded equity securities of the acquiring entity or the ultimate parent company which results from the Change in Control.

c)
With respect to each unvested Option that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, such Option shall become fully vested and exercisable.

d)
Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Committee may, in its discretion, provide that each Option shall, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (i) the excess of the consideration paid per Share in the Change in Control over the exercise price (if any) per Share subject to the Option multiplied by (ii) the number of Shares then outstanding under the Option.

8.
Limitation Of Liability Of The Committee And Board Of Directors: The Optionee agrees that the liability of the officers and the Board of Directors of the Corporation to the Optionee under this Agreement shall be limited to those actions or failure to take actions which constitute self-dealing, willful misconduct or recklessness.

9.	Law Governing: This Agreement shall be governed by and construed under the internal laws of the Commonwealth of Pennsylvania.